UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2006 (June 2, 2006)

MID-AMERICA APARTMENT COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

TENNESSEE	1-12762	62-1543819
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6584 Poplar Avenue, Suite 300
Memphis, Tennessee	38138
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 682-6600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On June 2, 2006, Mid-America Apartment Communities, Inc. (the “REIT”), Mid-America Apartments, L.P. (the “Operating Partnership”) and Mid-America Apartments of Texas, L.P. (“MAA Texas,” jointly and severally with the REIT and Operating Partnership, “Borrower”) entered into a credit agreement (the “Credit Agreement”) with Financial Federal Savings Bank, whereas the Borrower obtained a revolving credit loan in the amount of up to, but not exceeding $200 million. The Credit Agreement matures on July 1, 2014 and allows for various tranches bearing interest rates equal to the Prime Rate, the Reference BillsSM Rate plus a Margin or the LIBO Rate plus a Margin.

The Credit Agreement contains customary affirmative and negative covenants and contains financial covenants that, among other things, requires each Borrower, except those subject to pass-through tax classification, to maintain certain minimum ratios of “EBITDA” (earnings before payment or charges of interest, taxes, depreciation, amortization or extraordinary items) as compared to interest expense and total fixed charges. The financial covenants also include consolidated net worth and leverage ratio tests.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms of the Credit Agreement, attached as Exhibit 10.1 of this Current Report and is incorporated herein by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed in Item 1.01 above, effective June 2, 2006, the registrant entered into the Credit Agreement with Financial Federal Savings Bank. The information reported in Item 1.01 above is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
10.1	Credit Agreement dated June 2, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MID-AMERICA APARTMENT COMMUNITIES, INC.
Date: June 7, 2006	/s/Simon R.C. Wadsworth
Simon R.C. Wadsworth
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Credit Agreement dated June 2, 2006